UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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☐ Filed by a Party other than the Registrant

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

FIRST KEYSTONE CORPORATION

(Exact name of registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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First Keystone Corporation
111 West Front Street
Berwick, Pennsylvania 18603

March 23, 2012

Dear Fellow Shareholders of First Keystone Corporation:

It is my pleasure to invite you to attend the 2012 Annual Meeting of Shareholders of First Keystone Corporation (the “Corporation”) to be held on Thursday, May 10, 2012, at 10:00 a.m., Eastern Daylight Time. The Annual Meeting this year will be held at the McBride Memorial Library, Community Room, 500 Market Street, Berwick, Pennsylvania 18603.

The Notice of the Annual Meeting and the Proxy Statement on the following pages address the formal business of the meeting. The formal business schedule includes:

•	The election of 3 Class A Directors;
•	The ratification of the selection of J. H. Williams & Co., LLP, as the independent registered public accounting firm for the Corporation for the fiscal year ending December 31, 2012;
•	The amendment of Article 5 of the Corporation’s Articles of Incorporation to increase the amount of authorized shares of the Corporation’s common stock;
•	The amendment of Article 5 of the Corporation’s Articles of Incorporation to authorize preferred stock;
•	The amendment of Article 7 of the Corporation’s Articles of Incorporation to provide for a two-tiered supermajority clause regarding fundamental transactions; and
•	Other business which might come before the meeting.

At the meeting, members of the Corporation’s management will review the Corporation’s operations during the past year and will be available to respond to questions.

We strongly encourage you to vote your shares, whether or not you plan to attend the meeting. It is very important that you sign, date and return your proxy card as soon as possible. The execution and delivery of your proxy does not affect your right to vote in person if you attend the meeting. You may revoke your proxy any time prior to its exercise, and you may attend the meeting and vote in person, even if you have previously returned your proxy.

Thank you for your continued support. I look forward to seeing you at the Annual Meeting if you are able to attend.

Sincerely,

/s/Matthew P. Prosseda
Matthew P. Prosseda
Chief Executive Officer

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FIRST KEYSTONE CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 10, 2012

TO THE SHAREHOLDERS OF FIRST KEYSTONE CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of First Keystone Corporation (the “Corporation”) will be held at 10:00 a.m., Eastern Daylight Time, on Thursday, May 10, 2012, at the McBride Memorial Library, Community Room, 500 Market Street, Berwick, Pennsylvania 18603, for the following purposes:

1.        To elect 3 Class A Directors to serve for a three-year term and until their successors are properly elected and qualified;

2.        To ratify the selection of J. H. Williams & Co., LLP as the independent registered public accounting firm for the Corporation for the fiscal year ending December 31, 2012;

3.        To approve and adopt an amendment to Article 5 of the Corporation’s Articles of Incorporation to increase the amount of authorized shares of the Corporation’s common stock, par value $2.00 per share, from 10,000,000 to 20,000,000;

4.        To approve and adopt an amendment to Article 5 of the Corporation’s Articles of Incorporation to authorize 1,000,000 shares of preferred stock;

5.        To approve and adopt an amendment to Article 7 of the Corporation’s Articles of Incorporation to provide for a two-tiered supermajority clause regarding fundamental transactions; and

6.        To transact any other business as may properly come before the Annual Meeting and any adjournment or postponement of the meeting.

In accordance with the bylaws of the Corporation and action of the Board of Directors, the Corporation is giving notice of the Annual Meeting only to those shareholders on the Corporation’s records as of the close of business on March 6, 2012, and only those shareholders may vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

A copy of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 may be obtained, at no cost, by contacting Cheryl Wynings, Investor Relations, First Keystone Corporation, 111 West Front Street, Berwick, PA 18603, telephone: (570) 752-3671, extension 1175.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be Held on May 10, 2012:

The 2012 Proxy Statement, the proxy card, the Notice of Annual Meeting of Shareholders and the 2011 Annual Report on Form 10-K are also available at: www.fkyscorp.com.

Whether or not you expect to attend the Annual Meeting in person, we ask you to complete, sign, date and promptly return your proxy card. By so doing, you will ensure your proper representation at the meeting. The prompt return of your signed proxy card will also save the Corporation the expense of additional proxy solicitation. The execution and delivery of your proxy card does not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors,

/s/ Matthew P. Prosseda
Matthew P. Prosseda, Chief Executive Officer

Berwick, Pennsylvania

March 23, 2012

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

OF FIRST KEYSTONE CORPORATION TO BE HELD ON MAY 10, 2012

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

OF FIRST KEYSTONE CORPORATION TO BE HELD ON MAY 10, 2012

GENERAL INFORMATION

Introduction, Date, Time and Place of Annual Meeting

First Keystone Corporation (the “Corporation”), a Pennsylvania business corporation and registered bank holding company, furnishes this Proxy Statement in connection with the solicitation, by its Board of Directors, of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. The Corporation will hold the meeting on Thursday, May 10, 2012, at 10:00 a.m., Eastern Daylight Time, at the McBride Memorial Library, Community Room, 500 Market Street, Berwick, Pennsylvania 18603.

When we say “we”, “us”, “our” or the “Company”, we mean the Corporation on a consolidated basis with the Bank.

The principal executive office of the Corporation is located at First Keystone Community Bank (the “Bank”), 111 West Front Street, Berwick, P.O. Box 289, Pennsylvania 18603. The Bank is the sole, wholly-owned subsidiary of the Corporation. The telephone number for the Corporation and the Bank is (570) 752-3671. All inquiries should be directed to Matthew P. Prosseda, Chief Executive Officer of the Corporation and the Bank.

Solicitation and Voting of Proxies

By properly completing and returning your proxy card, a shareholder is appointing the proxy holders to vote his or her shares as the shareholder specifies on the proxy. If a shareholder signs the proxy but does not make any selection, the proxy holders will vote the proxy:

•	FOR the election of the nominees for Class A Director named in this Proxy Statement;
•	FOR the ratification of the selection of J. H. Williams & Co. as the independent registered public accounting firm (“Independent Accountants”) for the Corporation for the year ending December 31, 2012;
•	FOR approval and adoption of the amendment to Article 5 of the Corporation’s Articles of Incorporation to increase the amount of authorized shares of the Corporation’s common stock, par value $2.00 per share, from 10,000,000 to 20,000,000;
•	FOR approval and adoption of the amendment to Article 5 of the Corporation’s Articles of Incorporation to authorize 1,000,000 shares of preferred stock; and
•	FOR approval and adoption of the amendment to Article 7 of the Corporation’s Articles of Incorporation to provide for a two-tiered supermajority clause regarding fundamental transactions.

Although the Board of Directors (the “Board”) knows of no other business to be presented at the Annual Meeting, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board.

The execution and return of your proxy card will not affect your right to attend the Annual Meeting and vote in person.

Proxy Statement	Page 3

The Corporation will pay the cost of preparing, assembling, printing, mailing and soliciting proxies and any additional material that the Corporation may furnish shareholders in connection with the Annual Meeting. In addition to the use of the mail, directors, officers and employees of the Corporation and the Bank may solicit proxies personally, by telephone, or other electronic means. The Corporation will not pay any additional compensation for the solicitation. The Corporation will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners and will reimburse them for their reasonable forwarding expenses.

Revocability of Proxy

A shareholder who returns a proxy may revoke the proxy at any time before it is voted only:

•	By executing a later-dated proxy; or
•	By attending the Annual Meeting and voting in person.

Voting Securities, Record Date and Quorum

At the close of business on March 6, 2012, the Corporation had 5,446,037 shares of common stock outstanding, par value $2.00 per share. Our common stock is the Corporation’s only issued and outstanding class of stock. The Corporation also had 241,730 shares held in treasury, as issued but not outstanding shares on that date. The Corporation’s Articles of Incorporation authorize the issuance of up to 10,000,000 shares of common stock.

Only shareholders of record as of the close of business on March 6, 2012, may vote at the Annual Meeting. Cumulative voting rights do not exist with respect to the election of directors. On all matters to come before the Annual Meeting, each shareholder is entitled to one vote for each share of common stock held on the record date.

Pennsylvania law and the bylaws of the Corporation require the presence of a quorum for each matter that shareholders will vote on at the Annual Meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the Annual Meeting. The Corporation will count votes withheld and abstentions in determining the presence of a quorum for a particular matter. The Corporation will not count broker non-votes in determining the presence of a quorum for a particular matter. A broker non-vote occurs when a broker nominee, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner. Those shareholders present, in person or by proxy, may adjourn the meeting to another time and place if a quorum is lacking.

Vote Required for Approval of Proposals

Assuming the presence of a quorum, the 3 nominees for director receiving the highest number of votes cast by shareholders will be elected. Votes withheld from a nominee and broker non-votes will not be cast for the nominee.

Assuming the presence of a quorum, ratification of the selection of Independent Accountants requires the affirmative vote of a majority of all votes cast by shareholders, in person or by proxy, on the matter.

Assuming the presence of a quorum, the proposed amendment to Article 5 of the Corporation’s Articles of Incorporation increasing the authorized shares of the Corporation’s common stock from 10,000,000 to 20,000,000 will be approved and adopted if a majority of the votes cast at the Annual Meeting vote FOR the proposal.

Page 4	First Keystone Corporation

Assuming the presence of a quorum, the proposed amendment to Article 5 of the Corporation’s Articles of Incorporation authorizing 1,000,000 shares of preferred stock will be approved and adopted if a majority of the votes cast at the Annual Meeting vote FOR the proposal.

Assuming the presence of a quorum, the proposed amendment to Article 7 of the Corporation’s Articles of Incorporation providing for a two-tiered supermajority clause regarding fundamental transactions will be approved and adopted if a sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of the Corporation’s common stock entitled to vote at the Annual Meeting vote FOR the proposal.

Abstentions and broker non-votes are not votes cast and do not count either FOR or AGAINST Proposals No. 2, 3, 4 or 5. Regarding Proposals No. 2, 3 and 4, abstentions and broker non-votes have the practical effect of reducing the number of affirmative votes required to obtain a majority vote for each matter by reducing the total number of shares voted from which the majority is calculated.

Since Proposal No. 5 must be approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of the Corporation’s common stock entitled to vote at the Annual Meeting, abstentions and broker non-votes will have the effect of a vote AGAINST Proposal No. 5.

Advisory Vote on Executive Compensation

At the Corporation’s 2011 Annual Meeting, the shareholders approved, on an advisory basis, the compensation of the named executive officers, as disclosed in the Corporation’s Proxy Statement for the 2011 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”), including the 2010 Summary Compensation Table and the other related tables and disclosures. The shareholders also voted to conduct an advisory vote on the Corporation’s executive compensation for named executive officers every three years.

Accordingly, the Board has determined that the next shareholder advisory vote on executive compensation will take place at the Corporation’s 2014 Annual Meeting, and the next shareholder advisory vote on the frequency by which shareholders will vote on executive compensation will take place at the 2017 Annual Meeting.

GOVERNANCE OF THE COMPANY

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices which the Board and senior management believe promote this purpose are sound and represent best practices.

Board Leadership Structure

The Corporation separates the roles of Chief Executive Officer (“CEO”) and Chairman of the Board (the “Chairman”) in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Corporation and the day to day operation and performance of the Corporation, while the Chairman provides guidance to the CEO, sets the agenda for Board meetings and presides over meetings of the Board. Mr. Robert E. Bull, our Chairman, has been a director for over 50 years, including serving as Chairman for the past 30 years. The Board believes the separated roles of CEO and Chairman are in the best interest of shareholders because it promotes both strategic development and facilitates information flow between management and the Board, both essential for effective governance.

Proxy Statement	Page 5

The Corporation’s Board oversees all business, property and affairs of the Corporation. The Chairman and the Corporation’s officers keep the members of the Board informed of the Corporation’s business through discussions at Board meetings and by providing them with reports and other materials. The directors of the Corporation also serve as the directors of the Corporation’s wholly-owned bank subsidiary, First Keystone Community Bank, upon election by the Corporation.

Currently, our Board has nine members. Based on the qualifications for independence established under the SEC and NASDAQ standards for independence, John E. Arndt, Don E. Bower, Joseph B. Conahan, Jr., Jerome F. Fabian, and David R. Saracino meet the standards for independence. Only independent directors serve on our Audit Committee.

In determining the Directors’ independence, the Board considered loan transactions between the Bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom they are associated.

Risk Management

The Board’s role in the Corporation’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Corporation, including operational, financial, legal and regulatory, and strategic and reputational risks. The Board receives reports from the various committees of the Board. When a committee presents a report to the full Board, the Chairman of the relevant committee leads the discussion. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee discusses our policies with respect to risk assessment and management.

Diversity

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Board has determined that they must have the right diversity. This includes the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all shareholders. The Board seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

CODE OF ETHICS

As required by law and regulation, in 2003 the Corporation adopted the Directors and Senior Management Code of Ethics (the “Code of Ethics”) to be applicable to our directors and senior management. The Code of Ethics is posted on our website at www.firstkeystonecorporation.com, which we filed with the SEC as exhibit 14 on Form 8-K on January 11, 2007.

Page 6	First Keystone Corporation

COMMITTEES OF THE BOARD OF DIRECTORS

The Corporation’s Board of Directors has, at present, an Audit Committee.

Audit Committee. Members of the Audit Committee, during 2011, were David R. Saracino, Chairman, Don E. Bower, and Jerome F. Fabian, each of whom the Board has determined satisfies the SEC and NASDAQ independence and audit committee qualification standards. The Audit Committee met seven times during 2011. The principal duties of the Audit Committee are set forth in its charter which is available on our website at www.firstkeystonecorporation.com under the governance documents menu. The duties include reviewing significant audit and accounting principles, policies and practices, reviewing performance of internal auditing procedures, reviewing reports of examination received from regulatory authorities and recommending annually, to the Board, the engagement of an independent registered public accounting firm.

The Board has determined that David R. Saracino is an “audit committee financial expert” and “independent” as defined under applicable SEC and NASDAQ rules in 2011. The Board deemed Mr. Saracino a “financial expert” as he possesses the following attributes:

•	An understanding of financial statements;
•	Proficiency in assessing the general utilization of such principles in connection with accounting for estimates, accruals and reserves;
•	Lengthy experience preparing, auditing, analyzing and evaluating financial statements;
•	Understanding of internal controls and procedures for financial reporting; and
•	Understanding of audit committee functions.

Oversight of Executive Compensation and Director Nominations

During 2011, the Corporation did not have formal nominating or compensation committees. The Board determined that it is appropriate for the Corporation not to have a nominating or compensation committee in view of the Corporation’s relative size, stability of the Corporation’s Board, and the historic involvement of the entire Board in the director selection process and in the compensation process. Because there is no formal nominating or compensation committee, the Corporation does not have a formal charter for such committees.

Proxy Statement	Page 7

COMMITTEES OF THE BANK

The Bank’s Board maintains standing committees: trust, asset/liability management, marketing, loan administration, human resources, executive and building. The composition of these committees is described below:

Name	Trust	ALCO	Marketing	Loan Administration	Human Resources	Executive	Building
John E. Arndt	X		X	X	X*	X	X
J. Gerald Bazewicz		X		X	X	X	X
Don E. Bower			X	X*	X		X
Robert A. Bull	X	X	X	X			X*
Robert E. Bull		X	X		X	X*	X
Joseph B. Conahan, Jr.	X*	X	X		X
Jerome F. Fabian			X*	X	X		X
John G. Gerlach	X	X*	X		X	X	X
David R. Saracino		X		X	X	X	X
Number of Meetings Held in 2011	14	6	4	4	2	0	5

*Denotes Chairman of the Respective Committee.

Trust Committee - This committee ensures that all trust activities of the Bank are performed in a manner that is consistent with the legal instrument governing the account, prudent trust administration practices and approved trust policy.

Asset/Liability Committee (“ALCO”) - This committee reviews asset/liability committee reports and provides support and discretion in managing the Bank’s net interest income, liquidity and interest rate sensitivity positions.

Marketing Committee - This committee provides guidance to management in formulating marketing/sales plans and programs to assist in evaluating the performance of the Bank relative to these plans.

Loan Administration Committee - This committee monitors loan review and compliance activities. Also, the committee ensures that loans are made and administered in accordance with the loan policy.

Human Resources Committee - This committee helps ensure that a sound human resources management system is developed and maintained. This committee determines compensation for non-executive officers and employees. The entire Board acts as the Compensation Committee for the Corporation and determines compensation for the executive officers.

Executive Committee - This committee exercises the authority of the Board of Directors in the management of the business of the Bank between the dates of regular Board meetings if necessary.

Page 8	First Keystone Corporation

Building Committee - This committee makes recommendations to the Board relating to the Bank’s physical assets, including both current and proposed physical assets.

Board Meetings and Attendance

The members of the Board of the Corporation also serve as members of the Board of Directors of the Bank. During 2011, the Corporation’s Board held 12 meetings. Each of the directors attended at least 75% of the combined total number of meetings of the Corporation’s Board and the committees of which he is a member. Although there is no formal policy, all directors are expected to attend the Annual Meeting. All Directors attended the 2011 Annual Meeting.

SHAREHOLDER OR INTERESTED PARTY COMMUNICATIONS

The Board does not have a formal process for shareholders or interested parties to send communications to the Board. Due to the infrequency of shareholder or interested party communications to the Board, the Board does not believe that a formal process is necessary. Any shareholders or interested party may communicate with the Board by sending a letter to: First Keystone Corporation Board of Directors, c/o Corporate Secretary, 111 West Front Street, P.O. Box 289, Berwick, PA 18603. All communications so received from shareholders or other interested parties will be forwarded to the members of the Board or to the applicable director or directors if so designated by such person.

Shareholders or interested parties who have concerns regarding accounting, improper use of Corporation assets, or ethical improprieties may report these concerns to the Audit Committee by sending an email to David R. Saracino, Audit Committee Chairman, at auditcommitteechairman@fkcbank.com.

SHAREHOLDER PROPOSALS AND NOMINATIONS

If a shareholder wants us to include a proposal in the Proxy Statement for presentation at our 2013 Annual Meeting, the proposal must be received at our principal executive office at 111 West Front Street, P.O. Box 289, Berwick, Pennsylvania 18603, no later than November 29, 2012. Any proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in Corporation-sponsored proxy materials. If a shareholder proposal is submitted to the Corporation after November 29, 2012, it is considered untimely; and, although the proposal may be considered at the Annual Meeting, the Corporation is not obligated to include it in the 2013 Proxy Statement.

The Corporation’s Board nominates individuals for the position of director. Neither the Corporation nor the Bank has a nominating committee. A shareholder who desires to propose an individual for consideration by the Board as a nominee for director, should submit a proposal in writing to the Secretary of the Corporation in accordance with Section 10.1 of the Corporation’s bylaws. Any shareholder who intends to recommend nomination of any candidate for election to the Board must notify the Secretary of the Corporation in writing not less than 120 days prior to the date of any meeting of shareholders called for the election of directors and must provide the specific information listed in Section 10.1 of the bylaws. You may obtain a copy of the Corporation’s bylaws by writing to John E. Arndt, Secretary, First Keystone Corporation, 111 West Front Street, P.O. Box 289, Berwick, Pennsylvania 18603. Specifically, a shareholder who recommends a director candidate for consideration to the Board must provide the candidate’s name, biographical data, and qualifications. A written statement from the candidate, consenting to be named as a candidate, and if nominated and elected to serve as a director, should accompany any such recommendation.

Proxy Statement	Page 9

The process that the Board uses for identifying and evaluating nominees for director is as follows: When there is a vacancy on the Board, either through the retirement of a director or the Board’s determination that the size of the Board should be increased, nominations to fill that vacancy are made by current directors on the Board. The name of any individual recommended by the directors is provided to Chairman Robert E. Bull, who contacts the prospective director nominee and generally meets with him or her. The members of the Board then may meet with the prospective director nominee. If a nominee is qualified and will make a positive addition to the Board, the Board then nominates the candidate.

PROPOSAL NO. 1: ELECTION OF CLASS A DIRECTORS

The Corporation’s bylaws provide that its Board will manage the Corporation’s business. Sections 10.2 and 10.3 of the bylaws provide that the number of directors on the Board will not be less than 7 nor more than 25 and that the Board will be classified into 3 classes, each class to be elected for a term of 3 years. Within the foregoing limits, the Board may, from time to time, fix the number of directors and their classifications. No person 75 years or older may serve as director, with the exception of Mr. Robert E. Bull. Section 11.1 of the bylaws require that a majority of the remaining members of the Board, even if less than a quorum, will select and appoint directors to fill vacancies on the Board, and each person so appointed will serve as director until the expiration of the term of office of the class of directors to which he or she was appointed.

Section 10.3 of the bylaws provides for a classified Board with staggered three-year terms of office. Accordingly, at the 2012 Annual Meeting, three Class A Directors will be elected to serve for a three-year term and until their successors are properly elected and qualified. The Board of the Corporation has nominated the current Class A Directors to serve as Class A Directors for the next three-year term of office. The nominees for reelection this year are as follows:

•	Jerome F. Fabian, director since 1998;
•	John G. Gerlach, director since 2007; and
•	David R. Saracino, director since 2006.

Each nominee has consented to serve a three-year term of office and until his successor is elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies for the election of these 3 director nominees. If any nominee should become unavailable for any reason, proxies will be voted in favor of a substitute nominee named by the Board of the Corporation. A majority of the directors of the Corporation, in office, may appoint a new director to fill any vacancy occurring on the Board for any reason, and the new director will serve until the expiration of the term of the class of directors to which he or she was appointed.

The Corporation’s Articles of Incorporation provide that cumulative voting rights do not exist with respect to the election of directors. Accordingly, each share of common stock entitles its owner to cast one vote for each nominee. For example, if a shareholder owns 10 shares of common stock, he or she may cast up to 10 votes for each director to be elected.

The Board of Directors recommends that shareholders vote FOR the election of the above-named director nominees.

Page 10	First Keystone Corporation

INFORMATION AS TO DIRECTORS AND NOMINEES

The following selected biographical information about the directors and nominees for director is accurate as of March 1, 2012, and includes each person’s business experience for at least the past 5 years and the experience, qualifications and attributes or skills that led the Board to conclude that the person should serve as a director.

CURRENT CLASS A DIRECTORS WHOSE TERM EXPIRES IN 2012

AND NOMINEES FOR CLASS A DIRECTOR WHOSE TERM WILL EXPIRE IN 2015

Jerome F. Fabian	Mr. Fabian (age 69), is the President and owner of Tile Distributors of America, Inc., located in Wilkes-Barre, Pennsylvania. He has served as a director of the Corporation and the Bank since 1998. Mr. Fabian has been a successful entrepreneur with extensive sales and marketing experience.

John G. Gerlach	Mr. Gerlach (age 70), is the retired President of the Pocono division of First Keystone Community Bank and the former President of Pocono Community Bank. He has been a director of the Corporation and the Bank since 2007. Previously, he was a director of Pocono Community Bank since 1997. Mr. Gerlach has over 41 years of banking experience. He possesses strong banking knowledge and served on the Board of Directors of the Federal Reserve Bank of Philadelphia.

David R. Saracino	Mr. Saracino (age 67), is the former Vice President, Cashier, and Chief Financial Officer of First Keystone Community Bank. Mr. Saracino has served as a director of the Corporation and the Bank since 2006. He has excellent accounting skills and has been deemed our “financial expert” on the Audit Committee of the Corporation.

CLASS B DIRECTORS WHOSE TERM EXPIRES IN 2013

John E. Arndt	Mr. Arndt (age 50), is an insurance broker and the owner of Arndt Insurance Agency in Berwick, Pennsylvania. He has served as a director of the Corporation and the Bank since 1995. Mr. Arndt has 26 years experience in the insurance field, including 17 years overseeing the management of his own insurance agency.

J. Gerald Bazewicz	Mr. Bazewicz (age 63), serves as the President of the Corporation and the Bank, a position he has held since 1987. Prior to that, Mr. Bazewicz also served as Chief Executive Officer from 1987 until September 2010. He has served as a director of the Corporation and the Bank since 1986. Mr. Bazewicz has 41 years of banking experience and a strong financial background which includes a B.S. in Finance and an MBA in Finance.

Robert E. Bull (1)	Mr. Bull (age 89), now retired, practiced as an attorney at the law firm Bull, Bull & Knecht, LLP, of which he remains a partner. He has been the Chairman of the Board of the Corporation since 1983 and of the Bank since 1981. He has served as a director of the Corporation since 1983 and of the Bank since 1956. Mr. Bull has a strong understanding of our customer base and products which he acquired over five decades of service on our Board.

Proxy Statement	Page 11

Joseph B. Conahan, Jr.	Dr. Conahan (age 68), is an Ophthalmologist and President of Pocono Eye Associates, Inc. Dr. Conahan has been a director of the Corporation and the Bank since 2007. Previously, he was a director at Pocono Community Bank since 1998. Dr. Conahan has strong management skills and has served on the Board of Directors of a regional medical center.

CLASS C DIRECTORS WHOSE TERM EXPIRES IN 2014

Don E. Bower	Mr. Bower (age 63), is the President and owner of Don E. Bower, Inc., an excavation contracting corporation located in Berwick, Pennsylvania. He has been a director of the Corporation and the Bank since 2001. Mr. Bower has successfully developed his business over 37 years and has strong executive leadership and management experience.

Robert A. Bull (1)	Mr. Bull (age 59), is an attorney and partner at the law firm Bull, Bull, & Knecht, LLP. Mr. Bull has been a director of the Corporation and the Bank since 2006. He has been an attorney for 32 years and has become knowledgeable in banking since his law firm functions as the Corporation’s solicitor.

(1)Robert E. Bull is the father of Robert A. Bull.

At the Corporation’s and Bank’s annual reorganization meetings in May following the Annual Meeting, the Board currently anticipate that they will appoint Matthew P. Prosseda, Chief Executive Officer of the Corporation and the Bank, as President and Chief Executive Officer of the Corporation and the Bank. In addition, at the same reorganization meetings, the Board expects to appoint Mr. Prosseda as a Class C Director of the Corporation to serve until the 2014 Annual Meeting or until his successor is properly elected and qualified and a director of the Bank. This action is taken consistent with the Corporation’s bylaws where appointed directors serve the remaining term for the class in which they are appointed.

Page 12	First Keystone Corporation

SHARE OWNERSHIP

Principal Owners

The following table sets forth, as of March 1, 2012, the name and address of each person who owns of record or who is known by the Board to be the beneficial owner of more than 5% of the Corporation’s outstanding common stock, the number of shares beneficially owned by the person and the percentage of the Corporation’s outstanding common stock so owned.

			Percent of Outstanding
	Amount and Nature of		Common Stock
Name and Address	Beneficial Ownership[1]		Beneficially Owned

Berbank	275,722	[2]	5.06%
First Keystone Community Bank
Trust Department
111 West Front Street
Berwick, PA 18603

1 The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the General Rules and Regulations of the SEC and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 1, 2012. Beneficial ownership may be disclaimed as to certain of the securities.

2 Nominee registration for the common stock held by the Trust Department of the Bank (“Berbank”) on behalf of various trusts, estates and other accounts for which the bank acts as fiduciary with sole voting and dispositive power over 212,857 shares and as fiduciary with shared voting and dispositive power over 62,865 shares. Total does not include 255,296 shares held by the Trust Department of the Bank for which the Bank does not have sole or shared voting or dispositive power. The Trust Department intends to cast all shares under its voting power in accordance with the Board’s recommendations with respect to Proposal Nos. 1, 2, 3, 4 and 5.

Beneficial Ownership by Officers, Directors and Nominees

The following table sets forth, as of March 1, 2012, the amount and percentage of the outstanding common stock beneficially owned by each director, nominee for director, and other named executive officers of the Corporation. The table also indicates the total number of shares owned by all directors, nominees for director, and named executive officers of the Corporation and the Bank as a group. A person owns his or her shares directly as an individual unless otherwise indicated.

Proxy Statement	Page 13

	Number of
Name	Shares Owned[1,2]		Percentage[3]
Nominees for Class A Directors
(to serve until 2015)
And Class A Directors
Jerome F. Fabian	45,799	[4]	—
John G. Gerlach	9,477	[5]	—
David R. Saracino	8,825	[6]	—

Class B Directors (to serve until 2013)
John E. Arndt	11,073	[7]	—
J. Gerald Bazewicz	33,510	[8]	—
Robert E. Bull	169,004	[9]	3.10%
Joseph B. Conahan, Jr.	61,441	[10]	1.13%

Class C Directors (to serve until 2014)
Don E. Bower	83,263	[11]	1.53%
Robert A. Bull	83,512	[12]	1.53%

Named Executive Officers
Matthew P. Prosseda	7,434	[13]	—
Kevin L. Miller	3,257	[14]	—
Diane C. A. Rosler	2,786	[15]	—
Elaine A. Woodland	2,146	[16]	—
Barbara J. Robbins	5,234	[17]	—

All Directors and Named Executive
Officers as a Group (14 Persons in Total)	526,761		9.67%

1The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the General Rules and Regulations of the SEC and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 1, 2012. Beneficial ownership may be disclaimed as to certain of the securities.

2Information furnished by the directors and the Corporation.

3Less than 1% unless otherwise indicated. Based on 5,446,037 shares outstanding as of March 1, 2012.

4Includes 8,799 shares held individually by Mr. Fabian, 16,912 shares by the Jerome F. Fabian Trust Under Agreement for which Mr. Fabian exercises dispositive power, and 20,088 shares held jointly with his spouse.

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5Includes 1,250 shares held individually by Mr. Gerlach and 8,227 shares held jointly with his spouse.

6Includes 8,825 shares held individually by Mr. Saracino.

7Includes 8,809 shares held individually by Mr. Arndt, 1,500 shares held individually by his spouse, and 764 shares held as custodian for his children.

8Includes 26,441 shares held individually by Mr. Bazewicz, 6,559 shares held jointly with his spouse and 510 shares held individually by his spouse. Includes 4,306 shares pledged for a loan with the Bank.

9Includes 80,095 shares held individually by Mr. R.E. Bull, 5,239 shares held by Bull, Bull & Knecht, LLP, a law firm of which Mr. Bull is a partner, and 83,670 shares held by the Sara E. Bull Decedent Estate Trust of which Mr. Bull is the trustee.

10Includes 41,449 shares held individually by Dr. Conahan and 19,992 shares held jointly with his spouse.

11Includes 81,672 shares held individually by Mr. Bower, 755 shares held jointly with his spouse, and 836 shares held as custodian for his grandchildren. Includes 21,303 pledged shares.

12Includes 31,405 shares held individually by Mr. R.A. Bull, 5,239 shares held by Bull, Bull & Knecht, LLP, a law firm of which Mr. Bull is a partner, 38,178 shares held jointly with his spouse, and 8,690 shares held individually by his spouse.

13Includes 4,229 shares held individually by Mr. Prosseda, 1,930 shares held in his Bank 401(k) plan, and 1,275 shares which may be purchased upon the exercise of stock options.

14Includes 626 shares held individually by Mr. Miller, 951 shares held in his Bank 401(k) plan and 1,680 shares which may be purchased upon the exercise of stock options.

15Includes 1,199 shares held individually by Ms. Rosler, 800 shares held in her Bank 401(k) plan and 787 shares which may be purchased upon the exercise of stock options.

16Includes 606 shares held individually by Ms. Woodland, 96 shares held jointly with her spouse, 944 shares held in her Bank 401(k) plan and 500 shares which may be purchased upon the exercise of stock options.

17Includes 826 shares held individually by Ms. Robbins, 390 shares held jointly with her spouse, 1,944 shares held in her Bank 401(k) plan and 2,074 shares which may be purchased upon the exercise of stock options.

Proxy Statement	Page 15

DIRECTORS’ COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings	All Other Compen -sation ($)	Total ($)

John E. Arndt	33,350.00	—	—	—	—	—	33,350.00

J. Gerald Bazewicz	32,600.00	—	—	—	—	—	32,600.00

Don E. Bower	30,500.00	—	—	—	—	—	30,500.00

Robert A. Bull	34,700.00	—	—	—	—	—	34,700.00

Robert E. Bull	37,700.00	—	—	—	—	—	37,700.00

Joseph B. Conahan, Jr.	32,950.00	—	—	—	—	—	32,950.00

Jerome F. Fabian	30,500.00	—	—	—	—	—	30,500.00

John G. Gerlach	30,650.00	—	—	—	—	—	30,650.00

David R. Saracino	32,600.00	—	—	—	—	—	32,600.00

Compensation of Directors

During 2011, each member of the Corporation’s Board received $700 for his attendance at the Annual Meeting. Other corporate Board meetings met concurrently with the Bank’s Board, and directors received no additional compensation. The Bank’s directors received $700 for each directors’ meeting attended. Non-employee directors received a $5,000 retainer and $350 for each committee meeting attended. Chairman Bull received an annual stipend of $1,000 and Secretary Arndt received an annual stipend of $750. Each director is entitled to reimbursement for out-of-pocket expenses to attend meetings. In addition, each director received a $1,000 bonus in anticipation of strong 2011 financial results. In the aggregate, the Board received $295,550 for all Board meetings and committee meetings attended in 2011, including all fees and stipends paid to all directors in 2011.

Effective January 2012, the Board approved an increase in the amount paid for attendance at directors’ meetings from $700 to $800 per meeting and an increase in the amount paid for attendance at each committee meeting from $350 to $400 per meeting. The retainer and annual stipend amounts remained the same.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board. In that connection, the committee, along with the Board, has formally adopted an audit committee charter setting forth its responsibilities.

Page 16	First Keystone Corporation

Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee reviewed with the Independent Accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the Independent Accountants, their independence from management and the Corporation including the matters in written disclosures required by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T and considered the compatibility of non-audit services with the accountants’ independence.

The committee discussed the overall scope and plans for their audits with the Corporation’s internal auditors and Independent Accountants. The committee meets with the internal auditors and Independent Accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls and the overall quality of the Corporation’s financial reporting. The Corporation believes that it has established appropriate policies and procedures to comply with requirements of the Sarbanes-Oxley Act of 2002. The committee held 7 meetings during fiscal year 2011.

With respect to the Corporation’s Independent Accountants, the committee, among other things, discussed with J.H. Williams & Co., LLP matters relating to its independence, including the written disclosures made to the committee by the Independent Accountants and the letter from the Independent Accountants as required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Accountant’s communications with the Audit Committee concerning independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC. The committee and the Board have also approved the selection of the Corporation’s Independent Accountants for 2012.

Aggregate fees billed to the Corporation and the Bank by J. H. Williams & Co., LLP for services rendered during the years ended December 31, 2011 and 2010 were as follows:

	Year Ended December 31,
	2011	2010

Audit fees[1]	$105,000	$100,500
Tax fees[2]	10,000	9,500
Total	$115,000	$110,000

1Audit Fees include fees billed for professional services rendered for the audit of annual financial statement and fees billed for the review of financial statements included in the Corporation’s Forms 10-Q or services that are normally provided by J. H. Williams & Co., LLP in connection with statutory and regulatory filings or engagements.

2Tax Fees include fees billed for professional services rendered by J. H. Williams & Co., LLP for tax compliance. These services include preparation of Federal and State Annual Tax Returns for the Corporation and the Bank.

Proxy Statement	Page 17

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Independent Accountants. These services may include audit services, audit related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the Independent Accountants. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific Board approved budget. In addition, the Audit Committee may also pre-approve particular services on a case by case basis. For each proposed service, the Independent Accountant is required to provide a detailed engagement letter.

The committee is comprised of three directors, all of whom are considered “independent” as defined by SEC Rules and NASDAQ listing standards. The Board has determined that no member of the committee has a relationship with the Corporation that should interfere with his independence from the Corporation or its management.

The foregoing report has been furnished by the current members of the committee.

Members of the Audit Committee

David R. Saracino, Chairman

Don E. Bower

Jerome F. Fabian

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Board serves as the Compensation Committee for the Bank and develops the Bank’s and the Corporation’s executive compensation policy. The Board also determines the named executive officers’ individual compensation. For 2011, the named executive officers were Matthew P. Prosseda, Kevin L. Miller, Diane C.A. Rosler, Elaine A. Woodland and Barbara J. Robbins.

Compensation Objectives and Program Design

For the fiscal year 2011, executive compensation included base salary, the opportunity for cash bonuses, the ability to participate in the Bank’s health and welfare plans and the Bank’s retirement plan.

The compensation program is designed to reward the named executive officers based on their level of assigned management responsibilities and individual performance levels.

The basic mission of the Corporation’s executive compensation policy is to provide executives with a competitive compensation package that attracts and retains qualified executives while placing a portion of total pay at risk. The at risk element of compensation, the Management Incentive Compensation Plan, may have no value or may be worth less than the target value if goals are not met.

Page 18	First Keystone Corporation

Executive Officers’ Role in Determining Compensation

The Board, acting as the Compensation Committee, considers information provided by the Chief Executive Officer in determining the appropriate level of compensation for other named executive officers. Individual performance objectives are set by the Chief Executive Officer and a year-end appraisal on each named executive officer prepared by the Chief Executive Officer is reviewed by the Board. No named executive officer other than the Chief Executive Officer attends those portions of the Board meetings during which the performance of the other named executive officers is evaluated or their compensation is being determined.

The Chief Executive Officer is not present during the Compensation Committee’s discussion of his performance and compensation.

Compensation Consultant

In 2011, a compensation consultant did not play a role in setting compensation or advising on specific compensation. The Compensation Committee reviewed the L. R. Webber Associates, Inc.’s 2011 Salary/Benefits for Financial Institutions Survey to acquaint itself with current trends and practices in compensation.

Benchmarking

The Compensation Committee reviewed the data contained in the L. R. Webber Associates, Inc.’s 2011 Salary/Benefits for Financial Institutions Survey (“the Survey”). The peer group of financial institutions chosen by the Board for purposes of making a comparative analysis of executive compensation does include some of the same financial institutions incorporated in the peer group established to compare shareholder returns as indicated in the performance graph included in the Annual Report on Form 10-K.

The financial institutions chosen for the Survey included nine banks with assets generally between $500 million and $1 billion with headquarters located in Northeastern and Central Pennsylvania. They included:

•	First Columbia Bank (Bloomsburg)
•	Dime Bank (Honesdale)
•	Ephrata National Bank (Ephrata)
•	Fidelity Deposit & Discount Bank (Dunmore)
•	First Citizens National Bank (Mansfield)
•	Jersey Shore State Bank (Williamsport)
•	Honesdale National Bank (Honesdale)
•	Mid Penn Bank (Millerburg)
•	Peoples National Bank (Hallstead)

After reviewing the base salaries and benefits provided in the Survey, no adjustments to compensation were made in 2011, other than the normal annual salary increases. The goal of the Corporation is to compensate at approximately the average range mid-point for each job classification with the at risk portion of compensation to reward favorable overall bank earnings performance. The named executive officer positions were reviewed and three of the five fall below the mid-point range.

Proxy Statement	Page 19

Shareholder Vote

The Compensation Committee reviewed and considered the shareholder response to the Say-On-Pay Vote at the 2011 Annual Meeting. Based upon the results of the shareholder Say-On-Pay Vote, the Compensation Committee acknowledged the shareholders’ approval of the Corporation’s and Bank’s compensation policies and did not make any adjustments thereto.

Base Salary

The executive compensation established by the Compensation Committee is based upon its overall subjective assessment of the value of the services provided by each named executive officer with consideration given to performance factors and peer group compensation information.

For the base salary paid to named executive officers other than the Chief Executive Officer, the Compensation Committee considers information provided by the Chief Executive Officer as to each executive officer’s level of individual performance, contribution to the organization, scope of responsibilities, salary history and market levels gathered from the compensation survey.

For the base salary paid to the Chief Executive Officer, the Compensation Committee, with the Chief Executive Officer not being present, considers his performance level, the results of management decisions made by him and the earnings of the organization. The Compensation Committee reviews the return on assets and return on equity when making the subjective determination of whether or not the Chief Executive Officer’s base pay should be at the median, below the median, or above the median provided in the compensation survey. No particular weight is assigned to any of the foregoing individual performance factors and no specific performance targets are used in determining whether an increase in base salary is warranted.

Decisions regarding base salary are made without consideration of other forms of compensation provided. Bonuses are intended to provide additional incentive to the named executive officers to achieve a higher level of success. Adjusting the base salary to correspond with the amount of the bonuses would defeat the purpose of having at risk compensation.

Cash Bonuses

The purpose of the Management Incentive Compensation Plan (the “Plan”) is to provide incentives and awards to top management employees who, through high levels of performance, contribute to the success and profitability of the bank. Participation in the Plan is limited to the executive management team. This management team includes the following functional job titles: Chief Executive Officer, Chief Operating Officer, Senior Vice President and Chief Financial Officer, Senior Vice President and Deposit Operations Manager, and Executive Vice President and Director of Lending. The management incentive pool created after the achievement of a required budget net income is distributed to the executive management team as follows:

Chief Executive Officer	45%
Chief Operating Officer	25%
Senior Vice President and Chief Financial Officer	10%
Senior Vice President and Deposit Operations Manager	10%
Executive Vice President and Director of Lending	10%

Page 20	First Keystone Corporation

The Plan serves as a short term incentive that aligns executive pay with the annual performance of the Corporation and is earned through the achievement of overall annual earnings objectives. It aligns management’s interests with those of the shareholders because, generally, the higher the net income for the year, the larger the bonuses paid to management. The Plan is also designed to support organizational objectives and financial goals, as defined by the Bank’s Strategic and Financial Plans, by making available additional, variable and contingent incentive compensation.

The Plan is also established to augment regular salary and benefits programs already in existence. It is not meant to be a substitute for salary increases, but as a supplement to salary, and, as stated earlier, as an incentive for performance that contributes to outstanding levels of achievement.

Supplemental Employee Retirement Plan

The Supplemental Employee Retirement Plan (the “SERP”) rewards certain named executive officers for their long-term contributions to the bank. To encourage Mr. Prosseda and Ms. Woodland to continue their employment with the Corporation until retirement, the Compensation Committee believed it to be in the best interests of the Corporation to enter into salary continuation agreements with them. The agreements were also established to reward certain executives for past and future services to the Corporation. The Compensation Committee believes the income benefit amounts are reasonable and consistent with the compensation standards of Section 39 of the Federal Deposit Insurance Company Improvement Act of 1991 and the related implementing regulations. Another benefit to the Bank from having the SERP is that it contains a restrictive covenant prohibiting the executive from competing with the Bank while receiving benefits under the SERP, except after a change of control.

Employee Benefits Provided to Eligible Employees

All named executive officers participate in the Bank’s retirement plan and health and welfare plans that are offered to other eligible employees of the Bank. Retirement and health and welfare benefits are not tied to Corporation or individual performance. The cost of providing such benefits is not taken into account when determining specific salaries of the named executive officers and is seen as a cost of doing business.

Retirement Plan

The Compensation Committee believes that it is essential for employees to save for retirement and as such has provided all employees a vehicle through which to do so by maintaining a 401(k) plan, which has a combined tax qualified savings feature and profit sharing feature.

Health and Welfare Plans

Group life insurance, group disability, vision benefits and health insurance are available to all employees, as well as an IRS Section 125 plan. Such plans are standard in the industry and in the geographic area for all industries and necessary to compete for talented employees at all levels of the Corporation. Named executive officers participate in these plans under the same terms and conditions as other employees.

Health insurance premiums are partially paid by employees through payroll deductions for the employee share of the health care cost.

Triggering Events In Contracts

Presently, there are no named executive officers who are parties to employment or consulting agreements with the Corporation.

Proxy Statement	Page 21

Under the SERP to which both Mr. Prosseda and Ms. Woodland are parties, the triggering events are change of control, retirement, disability, involuntary termination and death.

The Compensation Committee believes that the triggering events in these agreements are appropriate in that they encourage executives to act in the best interests of the shareholders in evaluating any change of control opportunities and it keeps the executives focused on running the Corporation in the face of real or rumored corporate transactions. The Compensation Committee also believes that it is appropriate to provide the named executive officers a benefit under the SERP in the event the executive becomes disabled and a benefit to his or her beneficiaries in the event of his or her death as consideration for the executive’s past employment with the Bank. Additionally, as the SERP is a benefit upon which the executive will rely upon for retirement income, the Compensation Committee understands that it is important to provide the executive with a reduced benefit under the SERP if the executive is terminated without cause before retirement age.

Accounting and Tax Treatments

Sections 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid in one year to highly compensated employees to $1 million. Given the current level of compensation, the Compensation Committee does not feel that it is necessary to have a formal policy with regard to Section 162(m). There were no accounting treatments which were considered in establishing the Compensation Policy.

Material Differences in Named Executive Officers’ Compensation

The named executive officers are compensated based upon their respective position and longevity with the Bank. All named executive officers participate in the retirement and health insurance benefits provided to all employees on the same terms as all other employees. The difference in the named executive officers’ base salary is premised upon their position, experience, and individual performance. Only Mr. Prosseda and Ms. Woodland are provided SERP agreements as a result of Mr. Prosseda’s role as Chief Executive Officer and as a result of Ms. Woodland’s role as Director of Lending of the Bank.

Conclusion

The Compensation Committee believes the amount and types of compensation provided to the named executive officers are competitive and appropriate for the Corporation to attain its short and long-term objectives and goals. The compensation programs are designed to provide an incentive to the named executive officers on both a short-term and long-term basis. The programs have been tailored by the Corporation so that the various elements of compensation align the interests of our shareholders and those of the named executive officers to maximize shareholder value.

Compensation Committee Report

The Board, acting as the Compensation Committee, has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Board concluded that the Compensation Discussion and Analysis be included in the Corporation’s Proxy Statement.

Page 22	First Keystone Corporation

Board of Directors

Robert E. Bull, Chairman	Dr. Joseph B. Conahan, Jr.
J. Gerald Bazewicz, President	Jerome F. Fabian
John E. Arndt, Secretary	John G. Gerlach
Don E. Bower	David R. Saracino
Robert A. Bull

Compensation Committee Interlocks and Insider Participation

The Board, which includes J. Gerald Bazewicz, President, functions as the Compensation Committee. For compensation paid to executive officers other than the Chief Executive Officer, the Board of Directors considers information provided by the Chief Executive Officer.

Executive Compensation

During the beginning of 2011, the Board conducted a risk assessment of the Bank’s compensation program. The Board concluded that the program is balanced, does not motivate imprudent risk taking, and is not reasonably likely to have a material adverse effect on the Bank.

The table below shows information concerning the annual and long-term compensation for services rendered in all capacities to the Corporation and the Bank for the fiscal year ended December 31, 2011 of those persons who were:

•	all individuals who served as the Principal Executive Officer and Principal Financial Officer during 2011, and
•	the other 3 most highly compensated named executive officers of the Corporation and the Bank at December 31, 2011 whose total compensation exceeded $100,000.

Proxy Statement	Page 23

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Matthew P. Prosseda	2011	198,462	33,750	—	—	26,232	22,649	[2]	281,093
Chief Executive Officer	2010	169,539	22,500	—	—	24,709	16,954	[2]	233,702
	2009	157,000	—	—	—	23,272	17,691	[2]	197,963

Diane C. A. Rosler	2011	100,000	7,500	—	—	—	11,019	[3]	118,519
Chief Financial Officer	2010	85,654	7,500	—	—	—	8,566	[3]	101,720
	2009	80,000	—	—	—	—	8,793	[3]	88,793

Kevin L. Miller	2011	119,938	18,750	—	—	—	13,351	[4]	152,039
Chief Operating Officer	2010	99,038	10,313	—	—	—	9,904	[4]	119,255
	2009	98,038	—	—	—	—	10,359	[4]	108,397

Elaine A. Woodland	2011	135,131	7,500	—	—	14,366	13,851	[5]	170,848
Director of Lending	2010	132,500	—	—	—	13,531	13,250	[5]	159,281
	2009	131,758	—	—	—	12,745	13,176	[5]	157,679

Barbara J. Robbins	2011	85,000	7,500	—	—	—	9,481	[6]	101,981
Deposit Operations Manager	2010	80,000	7,500	—	—	—	8,000	[6]	95,500
	2009	79,962	—	—	—	—	8,801	[6]	88,763

1Bonus earned in 2011 paid in 2012 and bonus earned in 2010 paid in 2011.

2Amounts shown for Mr. Prosseda in 2011 include $6,629 401(k) matching contribution and $16,020 401(k) profit sharing award, in 2010 $5,086 401(k) matching contribution and $11,868 401(k) profit sharing award, and in 2009 $5,307 401(k) matching contribution and $12,384 401(k) profit sharing award.

3Amounts shown for Ms. Rosler in 2011 include $3,225 401(k) matching contribution and $7,794 401 (k) profit sharing award, in 2010 $2,570 401(k) matching contribution and $5,996 401(k) profit sharing award, and in 2009 $2,638 401(k) matching contribution and $6,155 401(k) profit sharing award.

4Amounts shown for Mr. Miller in 2011 include $3,908 401(k) matching contribution and $9,443 401(k) profit sharing award, in 2010 $2,971 401(k) matching contribution and $6,933 401(k) profit sharing award, and in 2009 $3,108 401(k) matching contribution and $7,251 401(k) profit sharing award.

5Amounts shown for Ms. Woodland in 2011 include $4,054 401(k) matching contribution and $9,797 401(k) profit sharing award, in 2010 $3,975 401(k) matching contribution and $9,275 401(k) profit sharing award, and in 2009 $3,953 401(k) matching contribution and $9,223 401(k) profit sharing award.

6 Amounts shown for Ms. Robbins in 2011 include $2,775 401(k) matching contribution and $6,706 401(k) profit sharing award, in 2010 $2,400 401(k) matching contribution and $5,600 401(k) profit sharing award, and in 2009 $2,640 401(k) matching contribution and $6,161 401(k) profit sharing award.

Page 24	First Keystone Corporation

401(k) Plan

The Bank maintains a 401(k) Plan which has a combined tax qualified savings feature and profit sharing feature. The plan provides benefits to employees who have completed at least one year of service and are at least 21 years of age. The plan agreement provides that the bank will match employee deferrals to the plan up to 3% of their respective eligible compensations. Additionally, the bank may make a discretionary profit sharing contribution annually to the plan. Contributions made by the bank to the plan are allocated to participants in the same portions that each participant’s compensation bears to the aggregate compensation of all participants. Each participant in the plan is 100% vested at all times. Benefits are payable under the plan upon termination of employment, disability, death or retirement.

Of the $634,334 total expenses during 2011, $70,351 was credited among the individual accounts of the 5 named executive officers of the Bank: Mr. Prosseda with $22,649, Ms. Rosler with $11,019, Mr. Miller with $13,351, Ms. Woodland with $13,851 and Ms Robbins with $9,481. Mr. Prosseda has been a member of the plan for 6 years, Ms. Rosler for 20 years, Mr. Miller for 26 years, Ms. Woodland for 4 years and Ms. Robbins for 26 years.

Aggregated Options, Grants or Exercises in 2011 Year-End Option Values

There were no grants or exercises of stock options by the named executive officer under the 1998 Stock Incentive Plan in 2011.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

The Corporation’s 1998 Stock Option Plan expired in 2008. Under the terms of the plan, options were granted for shares of the Corporation’s common stock based on the market value at the date of grant and may be exercised six months after date of grant. There are no plan provisions for reload or tax-reimbursement features. The closing price of the stock as of December 31, 2011 was $20.50.

Proxy Statement	Page 25

	Option Awards
Name	Number of Securities Underlying Unrestricted Options (#) Exercisable	Number of Securities Underlying Unrestricted Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unrestricted Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Matthew P. Prosseda	525	—	—	20.95	09/27/15
Chief Executive Officer	750	—	—	16.75	12/27/17

Diane C. A. Rosler	787	—	—	15.08	09/24/12
Chief Financial Officer	787	—	—	21.11	09/23/13

Kevin L. Miller	393	—	—	15.08	09/24/12
Chief Operating Officer	787	—	—	21.11	09/23/13
	500	—	—	16.75	12/27/17

Elaine A. Woodland	500	—	—	16.75	12/27/17
Director of Lending

Barbara J. Robbins	787	—	—	15.08	09/24/12
Deposit Operations Manager	787	—	—	21.11	09/23/13
	500	—	—	16.75	12/27/17

OPTION EXERCISES DURING 2011

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Matthew P. Prosseda Chief Executive Officer	—	—

Diane C.A. Rosler Chief Financial Officer	—	—

Kevin L. Miller Chief Operating Officer	—	—

Elaine A. Woodland Director of Lending	—	—

Barbara J. Robbins Deposit Operations Manager	—	—

Page 26	First Keystone Corporation

Supplemental Employee Retirement Plan

The Corporation maintains a Supplemental Employee Retirement Plan (“SERP”) covering 2 of the Bank’s named executive officers, Matthew P. Prosseda and Elaine A. Woodland. The SERP, which is a salary continuation agreement, provides that if the executive officer continues to serve as an officer of the Bank until a stated retirement age of 62 years for Mr. Prosseda and 63 years for Ms. Woodland, the Bank will pay 240 guaranteed consecutive monthly payments for Mr. Prosseda and 180 guaranteed consecutive monthly payments for Woodland commencing on the first day of the month following the officer’s 62nd or 63rd birthday and the termination of employment in the amounts indicated below. The established retirement benefit under the SERP for Mr. Prosseda and Ms. Woodland will be $4,167 per month, and $2,083 per month, respectively, and is not subject to change.

If the executive officer attains their stated retirement age, but dies before receiving all of the guaranteed monthly payments, then the Bank will make the remaining payments to the officer’s beneficiary. In the event the officer dies while serving as an officer, prior to his or her stated retirement age, the Bank will remit the guaranteed monthly payment to the officer’s beneficiary commencing the month following the executive’s death. In the event of a change of control and the termination of the officer’s employment, the guaranteed monthly payments will commence the month following the executive’s termination of service. Generally, no benefit will be paid if the executive officer voluntarily terminates employment prior to attaining the stated retirement age or is terminated for cause.

The SERP allows the executive officers to achieve a retirement income percentage that is more consistent with their experience and years of service to the Bank. The plan objective is to provide the executive officers with a final wage replacement ratio of approximately 75% of projected final salary including projected benefits from the Bank 401(k), social security, and salary continuation provided through the agreement.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Matthew P. Prosseda Chief Executive Officer	SERP	6	110,036	—

Elaine A. Woodland Director of Lending	SERP	4	47,732	—

Post Termination Benefits

The below tables and discussion below outlines the payments which would have been made to each named executive officer had a termination event occurred on December 31, 2011.

Matthew P. Prosseda

The Board may, at its sole discretion, award Mr. Prosseda a pro-rata amount in the event of his retirement, death or disability under the Management Incentive Compensation Plan.

Proxy Statement	Page 27

Termination for Cause and Voluntary Termination. If Mr. Prosseda’s employment is terminated for “Cause” as defined in the SERP or he voluntarily terminates his employment, the Corporation shall be obligated to make the following payments.

	Termination for Cause ($)	Voluntary Termination ($)

1998 Stock Incentive Plan	2,813	2,813

Supplemental Employee Retirement Plan	0	0

Termination Without Cause - Before a Change of Control. If Mr. Prosseda’s employment is terminated “Without Cause,” as defined in the SERP, he would be entitled to receive the following payments.

Termination Without Cause ($)

1998 Stock Incentive Plan	2,813

Supplemental Employee Retirement Plan	19,304* annual benefit

*SERP benefit would be paid in 12 equal monthly payments of $1,609 for 240 months commencing the month following the officer’s 62nd birthday.

Death or Disability. In the event of a termination of employment as a result of Mr. Prosseda’s death or disability, his dependents, beneficiaries or estate, as the case may be, will receive the following payments.

	Death ($)	Disability ($)

1998 Stock Incentive Plan	2,813	2,813

Supplemental Employee Retirement Plan	50,000* annual benefit	110,036

Life Insurance Proceeds	400,000	0

*SERP benefit under death would be paid to the beneficiary in monthly payments of $4,167 for 240 months commencing the month following the executive’s death. The SERP benefit under disability shall be paid in a lump sum 60 days after the executive’s termination of employment.

Page 28	First Keystone Corporation

Termination Upon or After a Change in Control. If a “Change of Control” as defined in the SERP occurs, Mr. Prosseda shall be entitled to the following payments.

Change of Control ($)

1998 Stock Incentive Plan	2,813

Supplemental Employee Retirement Plan	50,000* annual benefit

*The SERP benefit under a change of control would be paid in monthly payments of $4,167 for 240 months commencing the month following the executive’s termination of service.

Diane C. A. Rosler

The Board of Directors may at its sole discretion award Ms. Rosler a pro-rata amount in the event of her retirement, death or disability under the Management Incentive Compensation Plan.

Termination for Cause and Voluntary Termination. If Ms. Rosler’s employment is terminated for “Cause” or she voluntarily terminates her employment, the Corporation shall be obligated to make the following payments.

	Termination for Cause ($)	Voluntary Termination ($)

1998 Stock Incentive Plan	4,266	4,266

Termination Without Cause - Before a Change of Control. If Ms. Rosler’s employment is terminated “Without Cause,” she would be entitled to receive the following payments.

Termination Without Cause ($)

1998 Stock Incentive Plan	4,266

Proxy Statement	Page 29

Death or Disability. In the event of a termination of employment as a result of Ms. Rosler’s death or disability, her dependents, beneficiaries or estate, as the case may be, will receive the following payments.

	Death ($)	Disability ($)

1998 Stock Incentive Plan	4,266	4,266

Life Insurance Proceeds	200,000	0

Termination Upon or After a Change in Control. If a “Change of Control” occurs, Ms. Rosler shall be entitled to the following payments.

Change of Control ($)

1998 Stock Incentive Plan	4,266

Kevin L. Miller

The Board of Directors may at its sole discretion award Mr. Miller a pro-rata amount in the event of his retirement, death or disability under the Management Incentive Compensation Plan.

Termination for Cause and Voluntary Termination. If Mr. Miller’s employment is terminated for “Cause” or he voluntarily terminates his employment, First Keystone Corporation shall be obligated to make the following payments.

	Termination for Cause ($)	Voluntary Termination ($)

1998 Stock Incentive Plan	4,005	4,005

Termination Without Cause - Before a Change of Control. If Mr. Miller’s employment is terminated “Without Cause,” he would be entitled to receive the following payments.

Termination Without Cause ($)

1998 Stock Incentive Plan	4,005

Page 30	First Keystone Corporation

Death or Disability. In the event of a termination of employment as a result of Mr. Miller’s death or disability, his dependents, beneficiaries or estate, as the case may be, will receive the following payments.

	Death ($)	Disability ($)
1998 Stock Incentive Plan	4,005	4,005
Life Insurance Proceeds	245,000	0

Termination Upon or After a Change in Control. If a “Change of Control” occurs, Mr. Miller shall be entitled to the following payments.

Change of Control ($)
1998 Stock Incentive Plan	4,005

Elaine A. Woodland

The Board may at its sole discretion award Ms. Woodland a pro-rata amount in the event of her retirement, death or disability under the Management Incentive Compensation Plan.

Termination for Cause and Voluntary Termination. If Ms. Woodland’s employment is terminated for “Cause” as defined in the SERP or she voluntarily terminates her employment, the Corporation shall be obligated to make the following payments.

	Termination for Cause ($)	Voluntary Termination ($)
1998 Stock Incentive Plan	1,875	1,875
Supplemental Employee Retirement Plan	0	0

Proxy Statement	Page 31

Termination Without Cause - Before a Change of Control. If Ms. Woodland’s employment is terminated “Without Cause” as defined in SERP, she would be entitled to receive the following payments.

Termination Without Cause ($)
1998 Stock Incentive Plan	1,875
Supplemental Employee Retirement Plan	8,707* annual benefit

*SERP benefit would be paid in 12 equal monthly payments of $726 for 180 months commencing the month following the officer’s 63rd birthday.

Death or Disability. In the event of a termination of employment as a result of Ms. Woodland’s death or disability, her dependents, beneficiaries or estate, as the case may be, will receive the following payments.

	Death ($)	Disability ($)
1998 Stock Incentive Plan	1,875	1,875
Supplemental Employee Retirement Plan	25,000* annual benefit	47,732
Life Insurance Proceeds	272,000	0

*SERP benefit under death would be paid to the beneficiary in monthly payments of $2,083 for 180 months commencing the month following the executive’s death. The SERP benefit under disability shall be paid in a lump sum 60 days after the executive’s termination of employment.

Termination Upon or After a Change in Control. If a “Change of Control” as defined in the SERP occurs, Ms. Woodland shall be entitled to the following payments.

Change of Control ($)
1998 Stock Incentive Plan	1,875
Supplemental Employee Retirement Plan	25,000* annual benefit

*The SERP benefit under a change of control would be paid in monthly payments of $2,083 for 180 months commencing the month following the executive’s termination of service.

Page 32	First Keystone Corporation

Barbara J. Robbins

The Board may at its sole discretion award Ms. Robbins a pro-rata amount in the event of her retirement, death or disability under the Management Incentive Compensation Plan.

Termination for Cause and Voluntary Termination. If Ms. Robbins’ employment is terminated for “Cause” or she voluntarily terminates her employment, First Keystone Corporation shall be obligated to make the following payments.

	Termination for Cause ($)	Voluntary Termination ($)
1998 Stock Incentive Plan	6,141	6,141

Termination Without Cause - Before a Change of Control. If Ms. Robbins’ employment is terminated “Without Cause,” she would be entitled to receive the following payments.

Termination Without Cause ($)
1998 Stock Incentive Plan	6,141

Death or Disability. In the event of a termination of employment as a result of Ms. Robbins’ death or disability, her dependents, beneficiaries or estate, as the case may be, will receive the following payments.

	Death ($)	Disability ($)
1998 Stock Incentive Plan	6,141	6,141
Life Insurance Proceeds	170,000	0

Termination Upon or After a Change in Control. If a “Change of Control” occurs, Ms. Robbins shall be entitled to the following payments.

Change of Control ($)
1998 Stock Incentive Plan	6,141

Proxy Statement	Page 33

Related Person Transactions

Related person transactions are subject to approval by the Board of Directors.

In deciding whether to approve a related person transaction the following factors may be considered:

•	information about the goods or services proposed to be or being provided by or to the related party or the nature of the transactions;
•	the nature of the transactions and the costs to be incurred by the Corporation or payments to the Corporation;
•	an analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to the Corporation from unrelated parties; and
•	the business advantage the Corporation would gain by engaging in the transaction.

To receive approval, the related person transaction must be on terms that are fair and reasonable to the Corporation, and that are as favorable to the Corporation as would be available from non-related entities in comparable transactions.

Other than described below, there have been no material transactions between the Corporation or the Bank, nor any material transactions proposed, with any director or executive officer of the Corporation or the Bank, or any associate of these persons. The law firm Bull, Bull & Knecht, LLP, of which Directors Robert E. Bull and Robert A. Bull, are partners, provided routine legal services to the Bank according to the firm’s normal fee schedule and billing rates, and the Bank intends to continue to engage the firm’s services in the future. The Bank paid total fees of $270,000 to the law firm during 2011, which includes a real estate settlement in the amount of $256,000. In addition, the Corporation and the Bank have engaged in and intend to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers of the Corporation and the Bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of the Corporation and the Bank.

Total loans outstanding and commitments from the Corporation and the Bank at December 31, 2011, to the Corporation’s and the Bank’s named executive officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $8,308,000, or approximately 8.9% the total equity capital. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. All loans are current and being paid as agreed. The largest aggregate amount of indebtedness outstanding at any time during fiscal year 2011 to officers and directors of the Corporation and the Bank, and their affiliates as a group was $8,943,000. The aggregate amount of outstanding indebtedness as of the latest practicable date, March 1, 2012, to the above described group was $8,080,000.

Page 34	First Keystone Corporation

PRINCIPAL OFFICERS OF THE BANK AND THE CORPORATION

The following table presents selected information as of March 1, 2012, about the executive officers of the Bank and Corporation, each of whom is elected by the Board and each of whom holds office at the discretion of the Board:

	Age as of	Office and Position	Office and Position
Name	March 1, 2012	with the Bank	with the Corporation

Robert E. Bull	89	Chairman of the Board	Chairman of the Board
		since 1981	since 1983

J. Gerald Bazewicz	63	President since 1987	President since 1987

John E. Arndt	50	Secretary since 2006	Secretary since 2006

Matthew P. Prosseda	50	Chief Executive Officer	Chief Executive Officer
		since 2010	since 2010

Kevin L. Miller	51	Chief Operating Officer	Chief Operating Officer
		since 2010	since 2010

Diane C. A. Rosler	47	Chief Financial Officer	Chief Financial Officer
		since 2007	since 2007

Proxy Statement	Page 35

LEGAL PROCEEDINGS

In the opinion of the management of the Corporation and its banking subsidiary, there are no proceedings pending to which the Corporation or the Bank is a party to, or which their property is subject, which, if determined adversely to the Corporation or the Bank, would have a material effect on their undivided profits or financial condition. There are no proceedings pending other than routine litigation incident to the business of the Corporation and the Bank. In addition, to the Board’s knowledge, no government authorities have initiated, threatened to initiate, or contemplated any material proceedings against the Corporation or the Bank.

PROPOSAL NO. 2: RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In 2011, all audit and tax fees associated with the Independent Auditors’ services were approved by the Audit Committee.

The Board has appointed J. H. Williams & Co., LLP, Certified Public Accountants, located at 270 Pierce Street, Kingston, Pennsylvania 18704, as the Corporation’s independent registered public accounting firm for its 2012 fiscal year. The Board proposes that shareholders ratify this selection. J. H. Williams & Co., LLP, has advised the Corporation that none of its members has any financial interest in the Corporation. Ratification of J. H. Williams & Co., LLP, will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting by shareholders entitled to vote. J. H. Williams & Co., LLP served as the Corporation’s Independent Accountants for the 2011 fiscal year, assisted the Corporation and the Bank with preparation of their federal and state annual tax returns, and provided assistance in connection with regulatory matters, charging the Bank for services at its customary hourly billing rates.

Representatives of J. H. Williams & Co., LLP, will attend the Annual Meeting of Shareholders, will have the opportunity to make a statement and are expected to be available to respond to any questions. In the event that the shareholders do not ratify the selection of J. H. Williams & Co., LLP, as the Corporation’s Independent Accountants for the 2012 fiscal year, another accounting firm may be chosen to provide independent audit services for the 2012 fiscal year.

The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of J. H. Williams & Co., LLP, as the Independent Accounts for the Corporation for the year ending December 31, 2012.

Page 36	First Keystone Corporation

PROPOSALS NO. 3 AND NO. 4:

AMENDMENTS TO ARTICLE 5 OF THE ARTICLES OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

AND TO AUTHORIZE PREFERRED STOCK

The Corporation is seeking to amend Article 5 of its Articles of Incorporation to (1) increase the Corporation’s total number of authorized shares of common stock, $2.00 par value per share, from 10,000,000 to 20,000,000 and (2) authorize 1,000,000 shares of preferred stock, $2.00 par value per share. On January 10, 2012, the Board of the Corporation approved and adopted resolutions to amend Article 5 of the Corporation’s Articles of Incorporation to increase the authorized shares of the Corporation’s common stock and to authorize preferred stock and a resolution to submit the proposed amendments to the shareholders of the Corporation to approve and adopt with a recommendation by the Board FOR the proposed amendments.

The proposed amendments to the Articles of Incorporation include two parts on which the shareholders will vote separately. Proposal No. 3, the first part, is to approve and adopt the increase of shares of the Corporation’s common stock, $2.00 par value per share, from 10,000,000 to 20,000,000. Proposal No. 4, the second part, is to approve and adopt the authorization of 1,000,000 shares of preferred stock, $2.00 par value per share.

If the shareholders approve and adopt the proposed amendments, the Corporation will file amended and restated Articles of Incorporation with the Pennsylvania Department of State, to be effective upon filing, amending its Articles of Incorporation as indicated in Appendix A. In the event the shareholders approve only one of Proposals No. 3 or No. 4, the proposed amendment to Article 5 of the Articles of Incorporation, as indicated in Appendix A, will be appropriately revised to include only the approved amendment.

Required Vote and Board Recommendation

Approval and adoption of Proposals No. 3 and No. 4 require the affirmative vote of the holders of a majority of the votes cast at the Corporation’s Annual Meeting. The Board recommends shareholders vote FOR Proposals No. 3 and No. 4.

Purpose of Increasing Common Stock

The Corporation does not currently have any definitive plans, arrangements or understandings with respect to the issuance of the additional shares of common stock authorized by the proposed amendment to Article 5 of the Articles of Incorporation. The principal purpose of increasing the Corporation’s authorized common stock is to provide the Corporation with additional financial flexibility to issue common stock for purposes which may be identified in the future, including, without limitation, capital-raising, acquisitions, joint ventures, strategic alliances, stock splits, stock dividends, and equity compensations plans. If the shareholders approve and adopt the proposed amendment to increase the authorized shares of the Corporation’s common stock, the Corporation generally will be authorized to issue the additional shares of common stock without further shareholder approval unless otherwise required by law.

The availability of additional shares of common stock is particularly important if the Board needs to undertake any of the foregoing actions on an expedited basis. An increase in the number of authorized shares of common stock would enable the Board to avoid the time and expense of seeking shareholder approval in connection with any such contemplated action and would enhance the Corporation’s ability to respond promptly to opportunities for acquisitions, mergers, stock splits, or additional financings. The Board believes that the enhanced ability to respond to favorable capital market conditions and other opportunities before conditions or opportunities pass is in the best interests of the Corporation and its shareholders.

Proxy Statement	Page 37

Effect of Increasing Common Stock

The additional common stock authorized by the proposed amendment to Article 5 of the Articles of Incorporation would have rights identical to the Corporation’s currently outstanding common stock, including identical voting, dividend and liquidation rights. The proposed increase in the number of authorized shares of the Corporation’s common stock will not change the number of shares of common stock outstanding, nor will it have any immediate dilutive effect or change the rights of current holders of our common stock. As of March 6, 2012, the Corporation had 5,446,037 shares of common stock issued and outstanding.

However, the issuance of additional shares of common stock in the future may dilute the percentage equity ownership of existing shareholders and, depending on the price at which the common stock is issued, may also dilute earnings and book value on a per share basis. The Corporation’s shareholders do not have preemptive rights. Therefore, shareholders do not have the right to subscribe for additional shares of common stock to maintain their proportionate ownership of the Corporation’s common stock upon the issuance of new shares of common stock by the Corporation.

Furthermore, under certain circumstances, the proposed amendment to increase the number of authorized shares of the Corporation’s common stock could have an anti-takeover effect. The increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Corporation without further action by the shareholders by increasing the number of votes required to approve a change in control.

The ability of the Board to issue additional shares of common stock could render more difficult or discourage an attempt to obtain control of the Corporation by means of a tender offer, proxy contest, merger, or otherwise. These issuances could, therefore, deprive shareholders of benefits that could result from an attempt, such as the realization of a premium over the market price of the Corporation’s common stock.

However, the proposed amendment to increase the authorized common stock of the Corporation is not being proposed for an anti-takeover-related purpose, and the Corporation has no knowledge of any current efforts to obtain control of the Corporation or to effect large accumulations of the Corporation’s voting stock.

Purpose of Authorizing Preferred Stock

The Corporation does not currently have any definitive plans, arrangements or understandings with respect to the issuance of preferred stock authorized by the proposed amendment to Article 5 of the Articles of Incorporation. The principal purpose of authorizing preferred stock is to supplement the Corporation’s authorized common stock by creating an undesignated class of preferred stock which can provide the Corporation with additional financial flexibility in structuring future capital-raising, acquisitions, joint ventures, strategic alliances, stock dividends, and equity compensation plans. Furthermore, having the authority to issue preferred stock will enable the Corporation to issue preferred stock with terms tailored to specific purposes.

The authority to issue preferred stock is particularly important if the Board needs to undertake any of the foregoing actions on an expedited basis. The authority to issue preferred stock would enable the Board to avoid the time and expense of seeking shareholder approval in connection with any such contemplated action and would enhance the Corporation’s ability to respond promptly to opportunities for capital-raisings, acquisitions, joint ventures, strategic alliances, stock dividends, and equity compensation plans. The Board believes that the enhanced ability to respond to favorable capital market conditions and other opportunities before conditions or opportunities pass is in the best interests of the Corporation and its shareholders.

Page 38	First Keystone Corporation

Effect of Authorizing Preferred Stock

The actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock cannot be stated until the Board of Directors determines the specific terms of the issued preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, diluting the equity interest of the existing holders of common stock if the preferred stock is convertible into common stock, reducing the market price of the common stock, or impairing the liquidation rights of the common stock. Holders of common stock will not have preemptive rights with respect to the issuance of preferred stock.

If shareholders approve and adopt the proposed amendment to the Corporation’s Articles of Incorporation to authorize shares of preferred stock, the Board will have the authority to create and issue a class of preferred stock without further shareholder approval. Among other things, the Board of Directors will have the authority to determine the terms of the preferred stock, including the number of shares constituting a series, dividend rights, voting rights, conversion or exchange privileges, redemption features, sinking fund provisions, and rights in the event of a voluntary or involuntary liquidation or dissolution.

Furthermore, any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Corporation by increasing the number of outstanding shares entitled to vote on the matter, thereby increasing the number of votes required to approve a change in control. Preferred stock with voting rights or that is convertible into shares of common stock (or rights to purchase such shares) could be issued to render more difficult or discourage an attempt to obtain control of the Corporation by means of a tender offer, proxy contest, merger or otherwise.

The ability of the Board to issue additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Corporation by tender offer or other means. These issuances could, therefore, deprive shareholders of benefits that could result from an attempt, such as the realization of a premium over the market price of the Corporation’s common stock. However, the preferred stock is not being proposed for an anti-takeover-related purpose, and the Corporation has no knowledge of any current efforts to obtain control of the Corporation or to effect large accumulations of the Corporation’s voting stock.

PROPOSAL NO. 5:

AMENDMENT TO ARTICLE 7 OF THE ARTICLES OF INCORPORATION TO PROVIDE FOR A TWO-TIERED SUPERMAJORITY CLAUSE REGARDING FUNDAMENTAL TRANSACTIONS

Article 7 of the Articles of Incorporation of the Corporation provides that an affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Corporation’s common stock is required to approve certain fundamental transactions. The addition of a two-tiered supermajority clause would lower the required shareholder vote to a majority of the outstanding shares of the Corporation’s common stock if the Board has approved the transaction in advance by a supermajority vote of seventy-five percent (75%).

The Board believes that the proposed amendment to Article 7 will result in greater flexibility in planning strategically for the Corporation’s future since certain fundamental transactions supported by seventy-five percent (75%) of the Corporation’s Board will require only a simple majority of the outstanding shares of common stock of the Corporation.

Proxy Statement	Page 39

The primary reason the Board is proposing this amendment is so the Corporation will not be unnecessarily hampered in its ability to obtain shareholder approval of a merger or acquisition should the Board decide to pursue such a transaction. The Board also believes the proposed amendment should make it more appealing for a potential target that the Corporation may want to acquire to negotiate with the Corporation regarding a potential transaction.

On January 10, 2012, the Board of the Corporation unanimously approved and adopted a resolution to amend Article 7 of the Articles of Incorporation of the Corporation to provide for a two-tiered supermajority clause and a resolution to submit the amendment to the shareholders of the Corporation to approve and adopt with a recommendation of the Board to vote FOR the proposed amendment.

If shareholders approve and adopt the proposed amendment, the Corporation will file amended and restated Articles of Incorporation with the Pennsylvania Department of State, to be effective upon filing, amending Article 7 of its Articles of Incorporation to read in its entirety as follows (proposed amended language is underlined):

“7. No merger, consolidation, liquidation or dissolution of the Corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of this Corporation shall be valid unless first approved by the affirmative vote of

(a)	the holders of at least sixty six and two thirds percent (66 2/3%) of the outstanding shares of Common Stock of this Corporation; or

(b)	the holders of at least a majority of the outstanding shares of Common Stock of this Corporation, provided that such transaction has received the prior approval of at least seventy five percent (75%) of all of the members of the Board of Directors.

This Article 7 may not be amended unless first approved by the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the outstanding shares of Common Stock of this Corporation.”

Required Vote and Board Recommendation

Approval and adoption of Proposal No. 5 requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the common stock of the Corporation. The Board of Directors recommends that shareholders vote FOR Proposal No. 5.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors, executive officers and shareholders who own more than 10% of the Corporation’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation with the SEC. Based solely on its review of copies of Section 16(a) forms received by it, or written representations from reporting persons that no Forms 5 were required for those persons, the Corporation believes that during the period January 1, 2011 through December 31, 2011, its officers, directors and reporting shareholders were in compliance with all filing requirements applicable to them.

Page 40	First Keystone Corporation

INCORPORATION BY REFERENCE

The rules of the SEC permit us to “incorporate by reference” certain information we file with the SEC into this Proxy Statement. This means that we can disclose important information to shareholders by referring the shareholders to another document. Any information incorporated by reference into this Proxy Statement is considered to be part of this Proxy Statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this Proxy Statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference into this Proxy Statement.

This Proxy Statement incorporates by reference the following items of Part II of the Corporation’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2011:

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;
•	Item 7A. Quantitative Disclosures About Market Risk;
•	Item 8. Financial Statements and Supplementary Data; and
•	Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

All documents filed by the Corporation with the SEC subsequent to the date hereof and prior to the date of the Annual Meeting pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, are incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

The Corporation will file with the SEC an Annual Report on Form 10-K for 2011. The Corporation will provide a copy of that report on written request without charge to any person. Please address your request to Cheryl Wynings, Investor Relations, First Keystone Corporation, 111 West Front Street, P.O. Box 289, Berwick, Pennsylvania 18603, telephone: (570) 752-3671, extension 1175.

OTHER MATTERS

The Board does not know of any matters to be presented for consideration other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any matters are properly presented, the persons named in the accompanying proxy intend to vote on the matters as they determine to be in the best interest of the Corporation.

Proxy Statement	Page 41

Appendix A

Article 5 of the Corporation’s Articles of Incorporation will be amended and restated in its entirety as follows if the shareholders approve and adopt both Proposal No. 3 and Proposal No. 41:

“5. (a) The aggregate number of shares that the Corporation shall have authority to issue is Twenty Million (20,000,000) shares of Common Stock having a par value of $2.00 per share (the “Common Stock”) and One Million (1,000,000) shares of Preferred Stock having a par value of $2.00 per share (the “Preferred Stock”).

(b) The Preferred Stock may be issued from time to time by the Board of Directors as herein provided in one or more series. The designations, relative rights, preferences and limitations of the Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series. The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this Article 5, to issue Preferred Stock, from time to time, in one or more series and to fix, from time to time, before issuance thereof, by filing a certificate pursuant to the Business Corporation Law, the number of shares in each such series of such class and all designations, relative rights (including the right, to the extent permitted by law, to convert into shares of any class or into shares of any series of any class), preferences and limitations of the shares in each such series, including, but without limiting the generality of the foregoing, the following:

(i) The number of shares to constitute such series (which number may at any time, or from time to time, be increased or decreased by the Board of Directors, notwithstanding that shares of the series may be outstanding at the time of such increase or decrease, unless the Board of Directors shall have otherwise provided in creating such series) and the distinctive designation thereof;

(ii) The dividend rate on the shares of such series, whether or not dividends on the shares of such series shall be cumulative, and the date or dates, if any, from which dividends thereon shall be cumulative;

(iii) Whether or not the shares of such series shall be redeemable, and, if redeemable, the date or dates upon or after which they shall be redeemable and the amount or amounts per share (which shall be, in the case of each share, not less than its preference upon involuntary liquidation, plus an amount equal to all dividends thereon accrued and unpaid, whether or not earned or declared) payable thereon in the case of the redemption thereof, which amount may vary at different redemption dates or otherwise as permitted by law;

(iv) The right, if any, of holders of shares of such series to convert the same into, or exchange the same for, Common Stock or other stock as permitted by law, and the terms and conditions of such conversion or exchange, as well as provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) The amount per share payable on the shares of such series upon the voluntary and involuntary liquidation, dissolution or winding up of the Corporation;

1If the shareholders approve Proposal No. 3 and do not approve Proposal No. 4, reference to preferred stock in 5(a) and all of 5(b) – 5(i) will be excluded from the amendment to Article 5 of the Articles of Incorporation. If shareholders approve Proposal No. 4 and do not approve Proposal No. 3, the number of shares of common stock referenced in 5(a) will remain 10,000,000 in the amendment to Article 5 of the Articles of Incorporation.

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(vi) Whether the holders of shares of such series shall have voting power, full or limited, in addition to the voting powers provided by law, and, in case additional voting powers are accorded, to fix the extent thereof; and

(vii) Generally to fix the other rights and privileges and any qualifications, limitations or restrictions of such rights and privileges of such series, provided, however, that no such rights, privileges, qualifications, limitations or restrictions shall be in conflict with the Articles of Incorporation of the Corporation or with the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of which there are shares then outstanding.

(c) All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of Preferred Stock of all series shall be of equal rank and shall be identical in all respects, except that to the extent not otherwise limited in this Article 5 any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations described or referred to in subparagraphs (b)(i) to (vii) inclusive of this Article 5.

(d) Dividends on the outstanding Preferred Stock of each series shall be declared and paid or set apart for payment before any dividends shall be declared and paid or set apart for payment on the Common Stock with respect to the same quarterly dividend period. Dividends on any shares of Preferred Stock shall be cumulative only if and to the extent set forth in a certificate filed pursuant to law. After dividends on all shares of Preferred Stock (including cumulative dividends if and to the extent any such shares shall be entitled thereto) shall have been declared and paid or set apart for payment with respect to any quarterly dividend period, then and not otherwise as long as any shares of Preferred Stock shall remain outstanding, dividends may be declared and paid or set apart for payment with respect to the same quarterly dividend period on the Common Stock out of the assets or funds of the Corporation legally available therefore.

(e) All shares of Preferred Stock of all series shall be of equal rank, preference and priority as to dividends irrespective of whether or not the rates of dividends to which the particular series of Preferred Stock shall be entitled are the same and when the stated dividends are not paid in full, the shares of all series of Preferred Stock shall share ratably in the payment thereof in accordance with the sums which would be payable on such shares if all dividends were paid in full, provided, however, that any two or more series of Preferred Stock may differ from each other as to the existence and extent of the right to cumulative dividends, as aforesaid.

(f) Except as otherwise specifically provided in the certificate filed pursuant to law with respect to any series of Preferred Stock or as otherwise provided by law, the Preferred Stock shall not have any right to vote for the election of directors or for any other purpose, and the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share thereof held. In all instances in which voting rights are granted to the Preferred Stock or any series thereof, such Preferred Stock or series shall vote with the Common Stock as a single class, except with respect to any vote for the approval of any merger, consolidation, liquidation or dissolution of the Corporation and except as otherwise provided in the certificate filed pursuant to law with respect to any series of the Preferred Stock or as otherwise provided by law.

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(g) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each series of Preferred Stock shall have preference and priority over the Common Stock for payment of the amount to which each outstanding series of Preferred Stock shall be entitled in accordance with the provisions thereof and each holder of Preferred Stock shall be entitled to be paid in full such amount, or have a sum sufficient for the payment in full set aside, before any payments shall be made to the holders of Common Stock. If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or the proceeds thereof, distributable among the holders of the shares of all series of Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable if all amounts payable thereon were paid in full. After the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for the payment in full set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock. A consolidation or merger of the Corporation with or into another Corporation or Corporations, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Corporation, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article 5.

(h) In the event that Preferred Stock of any series shall be made redeemable as provided in subparagraph (b)(iii) of this Article 5, the Corporation, at the option of the Board of Directors, may redeem at any time or times, from time to time, all or any part of any one or more series of Preferred Stock outstanding by paying for each share the then applicable redemption price fixed by the Board of Directors as provided herein, plus an amount equal to accrued and unpaid dividends to the date fixed for redemption, upon such notice and terms as may be specifically provided in the certificate filed pursuant to law with respect to such series of Preferred Stock.

(i) No holder of Preferred Stock of the Corporation shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever, any rights or options to purchase stock of any class or series whatsoever, or any securities convertible into, exchangeable for or carrying rights or options to purchase stock of any class or series whatsoever, whether now or hereafter authorized, and whether issued for cash or other consideration or by way of dividend.”

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